EXHIBIT 99.1

BMC
--------------------------------------------------------------------------------
                                               BMC Industries, Inc.
                                               One Meridian Crossings, Suite 850
                                               Minneapolis, MN 55423
                                               Website: www.bmcind.com

NEWS RELEASE

CONTACT:  CURTIS E. PETERSEN                            (NYSE: BMM)
          (952) 851-6030                                FOR IMMEDIATE RELEASE

            BMC INDUSTRIES, INC. REPORTS SECOND-QUARTER 2003 RESULTS

     o    2Q RESULTS INCLUDE $77.4 MILLION IN CHARGES AGAINST ASSET VALUATIONS
     o    COMPANY TAKING STEPS TO RESTRUCTURE OPERATIONS
     o COMPANY WORKING WITH LENDERS ON NON-COMPLIANCE WITH BANK COVENANTS AND PAYMENT DEFERRALS
     o    AVAILABLE RESOURCES BEING CHANNELED INTO OPTICAL LENS BUSINESS
     o NYSE LISTING TO BE SUSPENDED AUGUST 21, 2003; QUOTATION ON OTC BULLETIN BOARD EXPECTED UNDER NEW SYMBOL.

MINNEAPOLIS, August 19, 2003 - BMC Industries, Inc. (NYSE: BMM) today announced consolidated revenues from continuing operations of $42.8 million for the second quarter ended June 30, 2003, compared to $49.2 million in the year-ago period. The company reported a consolidated net loss (including charges related to restructuring items discussed below) of $95.3 million, or $3.53 per share, for second quarter 2003 versus a net loss of $2.3 million, or $0.09 per share, in second quarter 2002.

Excluding the charges, BMC incurred a consolidated net loss from continuing operations of $14.4 million, or $0.53 per diluted share, during the second quarter 2003, versus a consolidated net loss from continuing operations of $3.8 million, or $0.14 per diluted share in the year-earlier quarter. A reconciliation of these adjusted results to net earnings (loss) as reported is attached.

The second quarter 2003 net loss included $77.4 million of charges against asset valuations. Of this total, the company's Buckbee-Mears group (or "BMG") recognized approximately $63.1 million in charges resulting from the abandonment of its German subsidiary and the impairment of its remaining aperture mask assets. The Optical Products group (or "Vision-Ease") wrote down approximately $4.4 million of impaired assets primarily related to the group's French optical laboratory and excess real estate held for sale in Azusa, CA. The company also recognized a $9.9 million charge as a valuation reserve against its remaining deferred tax assets.

"In the second quarter, our Buckbee-Mears business faced significant challenges from continued price competition, the reduction in picture-tube production by several key European mask customers, and the shift of television production to Asia," said BMC chairman and chief executive officer Douglas C. Hepper. "In addition, soft optical lens market conditions prevalent throughout most of the second quarter stalled the rebound we had seen in Vision-Ease sales during the first quarter of the year."

"As we were confronted with these issues, the company took actions to implement restructuring initiatives to conserve cash and improve operational efficiencies," said Hepper. "Nevertheless,

BMC's poor second-quarter results and heavy debt load have put the company in a difficult position. The company is undertaking necessary restructuring initiatives that we expect to enable us to continue operations more efficiently."

For the six-months ended June 30, 2003, BMC reported consolidated revenues from continuing operations of $85.0 million compared to $98.9 million in the same period of 2002. BMC incurred a net loss of $94.6 million (including the charges discussed above), or $3.50 per diluted share, for the first six months of 2003. This compares to a net loss of $57.2 million, or $2.13 per diluted share, for the same period in 2002.

Excluding the charges noted above, the company recorded a net loss from continuing operations of $14.9 million, or $0.55 per diluted share, for the first six months of 2003 compared to a net loss of $9.2 million, or $0.34 per diluted share, adjusted for comparative purposes, in the first half of 2002.

RESTRUCTURING INITIATIVES
-------------------------
As announced on June 27, 2003, in response to ongoing aperture mask market uncertainty and projections of significant negative cash flow from the German mask operations, the company ceased its financial and management support of its wholly-owned German subsidiary and has limited its mask operations to its facility in Cortland, NY.

The company has also initiated a shutdown of its facility in Tatabanya, Hungary, which has performed inspection and other services for BMG and Vision-Ease.

The decision on the German and Hungarian facilities reduces BMG's payroll by approximately 375 salaried and hourly employees. The company continues to work closely with its advisors and appropriate governmental authorities in Germany and Hungary to maintain compliance with its legal obligations during this process.

Since the end of June, BMG has initiated further cost savings including an additional workforce reduction of 89 salaried and hourly employees at its Cortland plant. The group expects to decrease payroll and other expenses by an estimated $4.6 million annually as a result. Cash severance payments are expected to total approximately $0.3 million.

BMG also announced plans to close its non-mask etching businesses, including discontinuing production of medical products. The company has discontinued its cardiovascular stent project and stopped production on other non-mask products.

BMG is also reducing its mask production plans for the remainder of the year to match output with demand forecasts. The group is focused on further reducing working capital, eliminating all non-essential spending, closing the group's headquarters office in Tully, NY, and relocating all personnel to the nearby Cortland facility.

Vision-Ease and the company's corporate office (which were integrated last year) are also taking additional steps to restructure in light of current market conditions and recent performance. This group is reducing headcount further, eliminating 31 positions at the division level and corporate office--with an estimated annual savings of $2.6 million. These savings are expected to be reduced by $0.2 million in cash severance payments. Additionally, the group is leveraging the strengths of its lower-cost manufacturing facility in Jakarta, Indonesia, by further increasing the plant's polycarbonate production capacity. At the group's Ramsey, Minn., facility, the focus is on reducing excess inventory and improving production yields.

Hepper added, "Our commitment to our optical lens business remains strong. This business has stable markets and growth in our principal product segments. We intend to use all available resources to ensure its growth and prosperity. At the same time, we are taking steps to cut costs and improve cash flow."

BUCKBEE-MEARS GROUP OPERATIONS
------------------------------
With the discontinuation of the German aperture mask operations, second-quarter 2003 revenues for the Buckbee-Mears group from continuing operations totaled $16.4 million compared to $19.5 million in the second quarter of 2002. The continued movement of picture-tube production out of the company's home markets in North America and Europe, into Asia, and reduced demand from many traditional customers adversely affected sales during the quarter. The group's year-over-year revenue comparison was also negatively impacted by the discontinuation of several product lines last year, including computer monitor masks and the non-mask, sheet-etching business.

BMG reported an operating loss from continuing operations of $47.4 million during the second quarter 2003, versus operating income of $0.6 million a year earlier. The second quarter 2003 operating loss did not include $24.1 million in charges related to the discontinuation of the German aperture mask operations and associated operating losses of the discontinued operations for the period, all of which were reported below operating income (loss) on the Statements of Operations. The second quarter 2003 loss does include $42.4 million in charges for the impairment of long-lived assets relating to the SFAS 144 valuation adjustment for certain fixed assets associated with the remaining Cortland aperture mask business, and for fixed assets associated with the closing of the Hungarian inspection facility.

Additionally, the group's profitability was negatively impacted in the second quarter 2003 by lower sales and higher costs associated with unabsorbed fixed costs from the additional shutdown of manufacturing lines at the Cortland facility during the quarter. The group's operating costs also included $3.5 million in charges for additional inventory reserves, a write-off of a long-term receivable from a non-mask customer, and by severance charges associated with the Hungarian inspection facility shutdown.

Overall aperture mask revenues from continuing operations declined 16 percent, or $2.8 million, in the second quarter 2003. Revenues from television masks decreased 4 percent, or $0.6 million, in the second quarter 2003 compared to last year's second quarter. The remaining portion of the variance was predominantly due to reduced computer monitor sales, given the company's exit from that business last year. Sales declines in the North American and European regions were partially offset by increased sales in Asia from a mix of both traditional customers and new customers. Prices in the aperture mask market remain under pressure, with worldwide aperture mask capacity continuing to exceed demand. Revenues from non-mask operations decreased quarter-over-quarter, and these operations have been discontinued.

During the second quarter, the company temporarily shut down all three active aperture mask production lines at its Cortland manufacturing facility for a three-week period in June, negatively impacting operating margins. BMG also shut down both of its active manufacturing lines in Germany for a significant portion of the second quarter.

OPTICAL PRODUCTS GROUP OPERATIONS
---------------------------------
Second quarter revenues for the Optical Products group totaled $26.4 million compared to $29.7 million in the prior-year quarter. Polycarbonate lens sales (representing 71% of total Optical Product group sales) declined $1.6 million compared to the year-ago period. The company lost market share in the highly price sensitive commodity polycarbonate sector, which was a factor in reduced polycarbonate sales. Lower-margin, plastic lens sales were down $0.4 million versus the second quarter 2002 as a result of supply constraints with a third party vendor. Glass lens sales decreased $1.2 million compared to last year's second quarter, consistent with the overall decline in the market for lenses of this material.

The Optical Products group reported a 2003 second-quarter operating loss of $10.9 million. This compares to an operating loss in the year-ago period of $0.4 million, which did not include any adjustments. The group's second-quarter 2003 operating loss included $4.4 million in charges related to the impairment of long-lived assets related to its optical laboratory facility in Brou, France and two surplus manufacturing buildings in Azusa, CA. The Azusa facilities are held for sale and were written-down to their net realizable value.

The group also had charges of approximately $6.6 million to cost of goods sold related to items including the discontinuation of certain product lines, write-offs related to certain glass raw material and finished goods, changes in plastic lens sourcing arrangements, and severance related to staff reductions made in the second quarter 2003.

Commenting on Vision-Ease's second quarter results, Hepper said: "The improvement we saw in sales and operating margins in the first quarter was not evident in the second quarter. In an effort to control our debt and reduce inventories, we worked hard to reduce or eliminate slow-moving or non-critical items--resulting in 7,000 fewer SKU's by quarter end. We also moved aggressively to reduce inventory by reducing staff and slowing production of polycarbonate and glass lenses. This led to increased unabsorbed manufacturing costs and lowered operating profit in the second quarter."

"During the quarter, we made good progress improving the quality and consistency of our lens products and maintained high service levels. Our Jakarta facility continues to offer significant cost advantages, allowing Vision-Ease to re-enter several of the commodity markets where we have lost some ground. The Optical Products group holds the most promise and the most upside for the organization. We will continue the drive to improve operations and increase efficiencies in this strategic area."

DEBT AND LIQUIDITY
------------------
Total debt at June 30, 2003, was $130.7 million, compared to $113.1 million at March 31, 2003, and $112.3 million at December 31, 2002. Total debt increased as a result of lower earnings and significant increases in working capital needs during the quarter.

As of June 30, 2003, the company failed to comply with several covenants, including failure to make $3.5 million in scheduled principal payments and failure to meet a total debt to trailing 12-month EBITDA ratio, which was a covenant not to exceed 3.50 times at quarter end June 30,

2003. The company violated this covenant as of June 30, 2003, as its twelve-month EBITDA was negative. On July 1, 2003, the company also failed to make a payment of $1.0 million in fees due on that date.

On July 2, 2003, BMC received a waiver from its banks regarding certain covenants, and on July 16, 2003, the company received an additional 60-day waiver from its banks regarding these covenants. This waiver extended the time period until September 15, 2003, for BMC to make its scheduled principal and fee payments. In addition, the banks and the company agreed that no additional borrowings would occur during the waiver period.

BMC, on July 30, 2003, received a temporary deferral agreement relating to certain interest payments scheduled to be made in late July and early August 2003. The agreement deferred interest on five separate floating-rate notes for a total interest deferral of approximately $687 thousand. The agreement, subject to certain conditions, deferred these interest payments until August 28, 2003.

The company continues to work with its lenders and advisors to secure a longer-term alternative to BMC's existing financing arrangement or another agreement for the restructuring of outstanding debt, including relief from certain covenants, extended payment terms and additional borrowing capacity. If BMC is unable to achieve additional waivers or other relief from covenants, payment obligations and other requirements under the Agreement, the company likely will be in default under its credit agreement as of either August 28, 2003, or September 15, 2003. Given the current market environment, it is unlikely that BMC will be able to negotiate such alternative arrangements before the most recent waiver expires on September 15, 2003. The failure to maintain compliance with all covenants under the credit agreement would result in a default, which would give lenders the ability to accelerate all outstanding debt. In such event, BMC would need to refinance or restructure the company's debt and, if unsuccessful in these efforts, to consider all other options, including seeking protection under the bankruptcy laws.

On June 27, 2003, BMC announced that it had retained William Blair & Company, LLC ("Blair"), to assist the board in the evaluation of a range of strategic alternatives. Early in third quarter 2003, Blair completed its presentation of alternatives to the company, which concluded the firm's work for BMC.

The company has retained a financial advisor to assist BMC and its lenders in developing a comprehensive restructuring plan.

BMC's cash balance was $5.6 million at June 30, 2003. At present, the company is unable to borrow further funds under its bank credit facility. To operate within this limitation, the company is working with its vendors and customers to conserve cash.

NYSE SUSPENSION OF LISTING
--------------------------
On August 18, 2003, BMC received notice from the New York Stock Exchange ("NYSE") that its common stock, listed under the ticker symbol BMM, will be suspended prior to the market opening on August 21, 2003, or an earlier date in the event of a material adverse development. The NYSE also indicated that it would thereafter commence proceedings with the Securities and Exchange Commission to delist these securities. This action follows the NYSE's previously announced notification to BMC in July 2003 that the company was not in compliance with the NYSE's continued listing requirements and that BMC's common stock could be subject to delisting.

The company is working with the NYSE to facilitate a smooth transition to the OTC (over-the-counter) Bulletin Board ("OTCBB") and do not expect the change in trading venue to impact its current operations or financial performance. We expect that BMC's common stock will be quoted on the OTCBB beginning on August 21, 2003 under a new ticker symbol. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities. Investors should be aware that trading in BMC's common stock through market makers and quotation on the OTCBB and the "pink sheets" may involve risk, such as trades not being executed as quickly as when the common stock was listed on the NYSE.

INVESTOR CONFERENCE CALL INFORMATION
------------------------------------
Tuesday, August 19, 2003
10:00 a.m. Central Time (11:00 a.m. Eastern Time)
Call-in Number:  888-276-0010 (U.S.) or 651-224-7558 (International)
Replay Number:  800-475-6701 (U.S.) or 320-365-3844 (International)
Replay Access Code:  692690
A rebroadcast of the call will be available beginning at 3:15 p.m. Central Time, August 19, 2003 until 11:59 p.m. Central Time, August 28, 2003.

The conference call will also be Webcast live, through a simulcast offered by CCBN.com and StreetEvents.com. To access this Webcast, go to the "Investor Relations" portion of the company's Web site, www.bmcind.com, click on "Conference Calls" and then click on the CCBN icon.

ABOUT BMC INDUSTRIES
--------------------
BMC Industries, founded in 1907, comprises two business segments: Buckbee-Mears and Optical Products. The Buckbee-Mears group offers a range of services and manufacturing capabilities to meet the most demanding precision metal manufacturing needs. The group is also the only North American manufacturer of aperture masks, a key component in color television picture tubes.

The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses. The group also sources and distributes plastic, hard-resin eyewear lenses. Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is listed on the New York Stock Exchange under the ticker symbol "BMM." For more information about BMC Industries, Inc., visit the company's Web site at www.bmcind.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
------------------------------------------
This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among others, our ability to obtain additional waivers or other relief from our lenders beyond the additional sixty days granted to the company; ability to negotiate financing arrangements or other solutions in replacement of our existing credit facility; our ability to generate sufficient cash flow to meet obligations during the waiver period and beyond and availability of borrowing capacity to the company going forward; the ability to meet future financial covenants under our credit agreement; ability to maintain credit terms with vendors; ability to manage working capital and align costs with market conditions; ability to achieve higher yields at Vision-Ease; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products at both Vision-Ease and Buckbee-Mears, in particular our ability to replace lost NAFTA and European aperture mask sales with sales in Asia and other areas of the world; further aperture mask price declines; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; ability to execute the restructuring of our European operations; ability to develop new products to grow within our markets; and the effect of ongoing economic uncertainty on the company's operations. These and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission.

                              BMC INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                            Three Months Ended        Six Months Ended
                                                                 June 30                 June 30
                                                        -----------------------------------------------
                                                            2003         2002         2003        2002
-------------------------------------------------------------------------------------------------------
Revenues                                                  $ 42,819      $ 49,246    $ 85,039   $ 98,879
Cost of products sold                                       50,987        45,983      85,683     93,463
--------------------------------------------------------------------------------------------------------
Gross margin                                                (8,168)        3,263        (644)     5,416
Selling                                                      3,220         3,094       6,190      6,440
Administrative                                               1,825         1,897       3,193      3,252
Impairment of long-lived assets                             46,868            --      46,868         --
Restructuring charges                                           --            --          --      2,800
--------------------------------------------------------------------------------------------------------
Income (loss) from operations                              (60,081)       (1,728)    (56,895)    (7,076)
--------------------------------------------------------------------------------------------------------
Other income and (expense)
     Interest expense                                       (2,723)       (2,567)     (5,574)    (5,199)
     Interest income                                            --            58           4        105
     Other income (expense)                                  1,034          (413)        779      3,596
--------------------------------------------------------------------------------------------------------
Loss from continuing operations before income taxes and
   accounting change                                       (61,770)       (4,650)    (61,686)    (8,574)
Income tax expense (benefit)                                 9,410          (809)      9,994        (45)
--------------------------------------------------------------------------------------------------------
Loss from continuing operations before accounting change   (71,180)       (3,841)    (71,680)    (8,529)
Cumulative effect of change in accounting principle             --            --          --    (52,704)
--------------------------------------------------------------------------------------------------------
Loss on continuing operations                              (71,180)       (3,841)    (71,680)   (61,233)
Gain (loss) on discontinued operations                     (24,115)        1,539     (22,889)     4,046
--------------------------------------------------------------------------------------------------------
Net earnings (loss)                                       $(95,295)     $ (2,302)   $(94,569)  $(57,187)
========================================================================================================

Basic and diluted earnings (loss) per share:
     Continuing operations before cumulative effect of
        accounting change                                 $  (2.64)     $  (0.14)   $  (2.66)  $  (0.32)
     Cumulative effect of accounting change                     --            --          --      (1.96)
--------------------------------------------------------------------------------------------------------
     Continuing operations                                   (2.64)        (0.14)      (2.66)     (2.28)
     Discontinued operations                                 (0.89)         0.05       (0.84)      0.15
--------------------------------------------------------------------------------------------------------
   Net earnings (loss)                                       (3.53)        (0.09)      (3.50)     (2.13)
========================================================================================================

Number of shares included in per share computation:
     Basic and diluted                                      26,982        26,920      26,982     26,916
========================================================================================================

Dividends declared per share                              $     --      $ 0.0025    $     --   $ 0.0050
========================================================================================================

                                     -more-

                              BMC INDUSTRIES, INC.
                 RECONCILIATION OF ADJUSTED NET EARNINGS/(LOSS)
                             TO RESULTS AS REPORTED
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                            Three Months Ended        Six Months Ended
                                                                 June 30                 June 30
                                                        -----------------------------------------------
                                                            2003        2002         2003        2002
-------------------------------------------------------------------------------------------------------
Reported net earnings (loss)                              $(95,295)    $(2,302)     $(94,569)  $(57,187)
SFAS 144 - Impairment of long-lived assets charge           46,868          --        46,868         --
SFAS 142 - Impairment of goodwill charge                        --          --            --     52,704
Restructuring charges                                           --          --            --      2,800
(Gain)/loss on sale of non-core assets                          --          --            --     (3,500)
Tax valuation reserve adjustments                            9,940          --         9,940         --
(Gain)/loss on abandonment of discontinued operations       20,636          --        20,636         --
--------------------------------------------------------------------------------------------------------
Subtotal                                                   (17,851)     (2,302)      (17,125)    (5,183)

(Income)/loss of discontinued operations for period          3,479      (1,539)        2,253     (4,046)
--------------------------------------------------------------------------------------------------------
Adjusted net earnings (loss)                               (14,372)     (3,841)      (14,872)    (9,229)

Number of shares used in diluted EPS                        26,982      26,920        26,982     26,916
--------------------------------------------------------------------------------------------------------
Adjusted diluted EPS                                      $  (0.53)    $ (0.14)     $  (0.55)  $  (0.34)
--------------------------------------------------------------------------------------------------------

Note: Adjusted net earnings (loss) from continuing operations figures assume no future tax benefits

                                     -more-

                              BMC INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        (Unaudited)
                                                          JUNE 30,       December 31,
ASSETS                                                     2003              2002
-------------------------------------------------------------------------------------
Current assets
     Cash and cash equivalents                           $  5,607          $  1,635
     Trade accounts receivable, net                        27,906            27,660
     Inventories                                           45,021            59,736
     Deferred income taxes                                     --             9,492
     Assets held for sale                                   4,410             7,080
     Other current assets                                   3,518             6,350
-----------------------------------------------------------------------------------
         Total current assets                              86,462           111,953
-----------------------------------------------------------------------------------

Property, plant and equipment                             162,055           272,051
Less accumulated depreciation                             110,776           157,797
-----------------------------------------------------------------------------------
         Property, plant and equipment, net                51,279           114,254
-----------------------------------------------------------------------------------
Deferred income taxes                                          --             3,083
Intangibles assets, net                                    11,408            12,141
Other assets                                                2,145             5,928
-----------------------------------------------------------------------------------

Total assets                                             $151,294          $247,359
===================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
-----------------------------------------------------------------------------------
Current liabilities
     Short-term borrowings                               $    554          $    747
     Current portion long-term debt                       130,110            14,010
     Accounts payable                                      14,067            25,113
     Deferred income taxes                                     --                88
     Accrued expenses and other current liabilities        24,865            20,775
-----------------------------------------------------------------------------------
         Total current liabilities                        169,596            60,733
-----------------------------------------------------------------------------------

Long-term debt                                                 24            97,529
Other liabilities                                          14,687            28,463
Deferred income taxes                                       1,386             1,155

Stockholders' equity (deficit)
     Common stock                                          47,018            46,949
     Retained earnings (deficit)                          (74,612)           19,957
     Accumulated other comprehensive income (loss)         (6,736)           (7,358)
     Other                                                    (69)              (69)
-----------------------------------------------------------------------------------
         Total stockholders' equity (deficit)             (34,399)           59,479
-----------------------------------------------------------------------------------

Total liabilities and stockholders' equity (deficit)     $151,294          $247,359
===================================================================================

                                     -more-

                              BMC INDUSTRIES, INC.
                              SEGMENT INFORMATION
                                  (Unaudited)
                       (in thousands, except percentages)

                                                                  Three Months Ended June 30,
                                           --------------------------------------------------------------------------
                                                 Buckbee-Mears          Optical Products            Consolidated
                                           --------------------------------------------------------------------------
                                               2003        2002         2003         2002         2003         2002
---------------------------------------------------------------------------------------------------------------------
Revenues                                    $ 16,431     $ 19,535     $ 26,388     $ 29,711     $ 42,819     $ 49,246
Cost of products sold                         20,469       18,199       30,518       27,784       50,987       45,983
---------------------------------------------------------------------------------------------------------------------
Gross margin                                  (4,038)       1,336       (4,130)       1,927       (8,168)       3,263
Gross margin %                                 (24.6)%        6.8%       (15.7)%        6.5%       (19.1)%        6.6
Selling expense                                  871          778        2,349        2,316        3,220        3,094
Impairment of long-lived assets
                                              42,444           --        4,424           --       46,868           --
Non-recurring charges                             --           --           --           --           --           --
Unallocated corporate
   administration                                 --           --           --           --        1,825        1,897
---------------------------------------------------------------------------------------------------------------------
Income (loss) from operations               $(47,353)    $    558     $(10,903)    $   (389)    $(60,081)    $ (1,728)
=====================================================================================================================

income (loss) from operations %               (288.2)%        2.9%       (41.3)%       (1.3)%     (140.3)%       (3.5)%

Capital spending                                                                                $  3,049     $  1,603

Depreciation and amortization                                                                   $  5,331     $  5,186

                                      -###-